Exhibit 99.1

REGENCY ENERGY ACQUIRES GAS GATHERING SYSTEM FROM AFFILIATE OF GE ENERGY FINANCIAL SERVICES
Hugoton Gathering System Will Double Regency’s Footprint in Kansas
DALLAS and HOUSTON, Dec. 11, 2007 — Regency Energy Partners LP (Nasdaq: RGNC) has agreed to acquire FrontStreet Hugoton, LLC from an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE), and FrontStreet EnergyOne, LLC, for approximately $139 million, expanding Regency’s asset base in the Midcontinent region. This acquisition will be immediately accretive to cash available for distribution.
Regency will fund the previously announced transaction by issuing approximately 4.7 million Class D limited partner units to an affiliate of GE Energy Financial Services and $11.7 million of cash to FrontStreet EnergyOne, LLC (such units and cash subject to customary closing date and/or post closing adjustments). The newly issued units will not participate in distributions for the fourth quarter 2007 and will thereafter be entitled to convert to common units on a one-for-one basis on February 15, 2008.
FrontStreet Hugoton, LLC owns the Hugoton gas gathering system in Kansas and Oklahoma, which consists of five compressor stations with 55,329 horsepower and 1,700 miles of pipeline extending over nine counties. The Hugoton system is operated by BP America Production Co., a wholly owned subsidiary of BP PLC.
“This acquisition represents a drop-down from GE Energy Financial Services’ midstream portfolio to Regency,” said James F. Burgoyne, Chairman of Regency’s Executive Committee and Managing Director at GE Energy Financial Services. “In line with our strategy of leveraging Regency as a platform for growth in the midstream sector, we expect this acquisition will be supplemented by additional acquisitions along with organic growth.”
“The Hugoton assets significantly expand our presence in Kansas and complement our existing gathering system in the Midcontinent region,” said James W. Hunt, Chairman, President and Chief Executive Officer of Regency. “This area in Southwest Kansas consists of long-lived, mature reserves that have been producing since the 1930s.”
About GE Energy Financial Services
GE Energy Financial Services’ 350 experts invest globally with a long-term view, backed by the best of GE’s technical know-how and financial strength, across the capital spectrum and the energy and water industries, to help their customers and GE grow. With $16 billion in assets, GE Energy Financial Services, based in Stamford, Connecticut, invests more than $5 billion annually in two of the world’s most capital-intensive industries, energy and water. More information: www.geenergyfinancialservices.com.
About GE
GE (NYSE: GE) is Imagination at Work — a diversified technology, media and financial services company focused on solving some of the world’s toughest problems. With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and advanced materials, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit www.ge.com.
About Regency
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, processing, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
About FrontStreet
FrontStreet EnergyOne, LLC is a private investment company which is affiliated with the FrontStreet Partners, LLC group of companies. FrontStreet Partners is a private investment and consulting company focused on the energy and real estate markets. www.frontstreetpartners.com
This press release may contain forward-looking statements regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. For instance, while Regency may have signed a agreement to purchase FrontStreet, there is no assurance that the proposed purchase will be completed. In the event the parties to the agreement do not receive the necessary approvals or fail to satisfy the conditions to closing, the agreement may terminate without the completion of the transaction. These risks and uncertainties also include changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the Partnership’s services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.
In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.
This announcement shall not constitute an offer to sell or a solicitation of an offer to acquire any Regency securities issuable in the acquisition of FrontStreet or any transaction related thereto. Any such offering will be made only pursuant to a prospectus included in a registration statement declared effective under the Securities Act of 1933 and any applicable state securities laws or in the documents offering such securities pursuant to an applicable exemption from the registration requirements of the Securities Act and state securities laws.
Contact:
Regency Investor Relations:
Shannon Ming
Director, Investor Relations
Regency Energy Partners
214-239-0093
Shannon.ming@regencygas.com
GE Energy Financial Services:
Ken Koprowski
203-961-5743
Ken.koprowski@ge.com
Regency Media Relations:
Elizabeth Browne Cornelius
HCK2 Partners
972-716-0500 x26
Elizabeth.browne@hck2.com